SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:




                    Name:  Capstone Investment Series Trust

                Address of Principal Business Office
                (No. & Street, City, State, Zip Code):

                           5847 San Felipe, Suite 4100
                              Houston, Texas 77057

            Telephone Number (including area code):  (713) 260-9000

               Name and address of agent for service of process:

                                Edward L. Jaroski
                        Capstone Asset Management Company
                           5847 San Felipe, Suite 4100
                              Houston, Texas 77057

            Copies to:

Olivia P. Adler, Esq.
Dechert Price & Rhoads
1775 Eye Street, N.W.
Washington, D.C. 20006-2401


Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES  / X  /       NO  /   /


                                   SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the city of Houston, the state of Texas on the 13th day of April, 1998.


                                    CAPSTONE INVESTMENT SERIES TRUST



                                    By:  /s/ Edward L. Jaroski
                                          --------------------------
                                          Edward L. Jaroski*
                                          President



Attest:     /s/ Iris R. Clay
            -----------------
            Iris R. Clay*
            Secretary


*By: /s/ Olivia P. Adler
     ----------------------
      Olivia P. Adler, Attorney In Fact


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